Bunge Reports Third Quarter 2023 Results
St. Louis, MO - October 26, 2023 - Bunge Limited (NYSE: BG) today reported third quarter 2023 results
•Q3 GAAP diluted EPS of $2.47 vs. $2.49 in the prior year; $2.99 vs. $3.45 on an adjusted basis excluding certain gains/charges and mark-to-market timing differences
•In Agribusiness higher Processing results were more than offset by lower results in Merchandising
•Higher Refined and Specialty Oils results driven by strength in North America
•Significant progress on Viterra transaction and other growth initiatives
•Repurchased ~$600 million of common shares since Q2
•Increasing full-year adjusted EPS outlook to at least $12.50

➢	Overview

Greg Heckman, Bunge’s Chief Executive Officer, commented, “Our team remained focused on executing our day-to-day business to deliver strong results for the third quarter. Our operating model enabled us to maximize our global footprint as we responded effectively to shifting market conditions. At the same time, we reached an important milestone in our strategic combination with Viterra, achieving overwhelming shareholder support for the transaction that we expect to accelerate Bunge’s growth.

“We are also making good progress on other growth initiatives including enhancing our footprint, building relationships with our customers – farmers and end consumers, and strengthening our digital capabilities. I am proud of our team’s work across value chains to successfully deliver on our mission of connecting farmers to consumers to deliver essential food, feed and fuel to the world.”

➢	Financial Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,
(US$ in millions, except per share data)	2023	2022	2023	2022
Net income attributable to Bunge	$373	$380	$1,627	$1,274
Net income per common share-diluted	$2.47	$2.49	$10.71	$8.30

Mark-to-market timing differences (a)	$0.14	$0.19	$(1.29)	$1.04
Certain (gains) & charges (b)	$0.38	$0.77	$0.55	$1.32
Adjusted Net income per common share-diluted (c)	$2.99	$3.45	$9.97	$10.66

Core Segment EBIT (c) (d)	$711	$628	$2,674	$1,959
Mark-to-market timing differences (a)	34	36	(261)	193
Certain (gains) & charges (b)	(10)	76	(29)	156
Adjusted Core Segment EBIT (c)	$735	$740	$2,384	$2,308

Corporate and Other EBIT (c)	$(182)	$(84)	$(417)	$(238)
Certain (gains) & charges (b)	68	11	102	(18)
Adjusted Corporate and Other EBIT (c)	$(114)	$(73)	$(315)	$(256)

Non-core Segment EBIT (c) (e)	$55	$24	$125	$63
Certain (gains) & charges (b)	—	—	—	—
Adjusted Non-core Segment EBIT (c)	$55	$24	$125	$63

Total Segment EBIT (c)	$584	$568	$2,382	$1,784
Mark-to-market timing differences (a)	34	36	(261)	193
Certain (gains) & charges (b)	58	87	73	138
Adjusted Total Segment EBIT (c)	$676	$691	$2,194	$2,115

(a)Mark-to-market timing impact of certain commodity and freight contracts, readily marketable inventories, and related hedges associated with committed future operating capacity. See note 3 in the Additional Financial information section of this release for details.
(b)Certain (gains) & charges included in Total Segment EBIT. See Additional Financial Information for details.
(c)Core Segment EBIT, Adjusted Core Segment EBIT, Corporate and Other EBIT, Adjusted Corporate and Other EBIT, Non-core Segment EBIT, Adjusted Non-core Segment EBIT, Total Segment EBIT, Adjusted Total Segment EBIT, and Adjusted Net income per common share-diluted are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge's website.
(d)Core Segment earnings before interest and tax ("Core Segment EBIT") comprises the aggregate earnings before interest and tax (“EBIT”) of Bunge’s Agribusiness, Refined and Specialty Oils and Milling reportable segments, and excludes Bunge's Sugar & Bioenergy reportable segment and Corporate and Other activities.
(e)Non-core Segment EBIT comprises Bunge’s Sugar & Bioenergy reportable segment EBIT, which reflects Bunge's share of the results of its 50/50 joint venture with BP p.l.c.

➢	Third Quarter Results
Core Segments
Agribusiness

	Three Months Ended		Nine Months Ended
(US$ in millions, except per share data)	Sep 30, 2023	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
Volumes (in thousand metric tons)	18,854	19,622	55,497	59,182

Net Sales	$10,082	$11,741	$31,809	$35,719

Gross Profit	$645	$632	$2,450	$1,812

Selling, general and administrative expense	$(145)	$(135)	$(428)	$(375)

Foreign exchange gains (losses)	$(52)	$(35)	$(77)	$(119)

EBIT attributable to noncontrolling interests	$(9)	$3	$(29)	$(14)

Other income (expense) - net	$36	$6	$54	$(71)

Income (loss) from affiliates	$(14)	$10	$(19)	$41

Segment EBIT	$461	$481	$1,951	$1,274
Mark-to-market timing differences	21	26	(264)	167
Certain (gains) & charges	(10)	21	(29)	101
Adjusted Segment EBIT	$472	$528	$1,658	$1,542

Certain (gains) & charges, Net income (loss) attributable to Bunge	$(9)	$21	$(25)	$89
Certain (gains) & charges, Earnings per share	$(0.06)	$0.14	$(0.17)	$0.59

Processing (2)

	Three Months Ended		Nine Months Ended
(US$ in millions)	Sep 30, 2023	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
Processing EBIT	$430	$344	$1,653	$907
Mark-to-market timing differences	(2)	55	(281)	132
Certain (gains) & charges	(4)	21	(18)	73
Adjusted Processing EBIT	$424	$420	$1,354	$1,112
Higher results in Brazil soy origination, Asia and North America were largely offset by lower results in Argentina. Results in Europe were in line with last year as improved performance in softseeds was offset by lower results in soy crush.

Merchandising (2)

	Three Months Ended		Nine Months Ended
(US$ in millions)	Sep 30, 2023	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
Merchandising EBIT	$31	$137	$298	$367
Mark-to-market timing differences	23	(29)	17	35
Certain (gains) & charges	(6)	—	(11)	28
Adjusted Merchandising EBIT	$48	$108	$304	$430
Higher results in our global corn value chain, which benefited from the large Brazilian safrinha corn crop, was more than offset by lower results in financial services and our global wheat value chain.
Refined & Specialty Oils

	Three Months Ended		Nine Months Ended
(US$ in millions, except per share data)	Sep 30, 2023	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
Volumes (in thousand metric tons)	2,278	2,316	6,636	6,941

Net Sales	$3,601	$4,302	$11,090	$12,723

Gross Profit	$352	$232	$1,027	$819

Selling, general and administrative expense	$(98)	$(86)	$(291)	$(262)

Foreign exchange gains (losses)	$(2)	$(6)	$8	$(14)

EBIT attributable to noncontrolling interests	$(6)	$(3)	$(17)	$(7)

Other income (expense) - net	$(19)	$(9)	$(50)	$(17)

Segment EBIT	$227	$128	$677	$519
Mark-to-market timing differences	3	12	(6)	15
Certain (gains) & charges	—	55	—	55
Adjusted Segment EBIT	$230	$195	$671	$589

Certain (gains) & charges, Net income (loss) attributable to Bunge	$—	$55	$—	$55
Certain (gains) & charges, Earnings per share	$—	$0.36	$—	$0.36

Refined & Specialty Oils Summary

Higher results in the quarter were primarily driven by North America. Higher results in Asia also contributed to the improved performance. Results in South America and Europe were lower.

Milling

	Three Months Ended		Nine Months Ended
(US$ in millions, except per share data)	Sep 30, 2023	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
Volumes (in thousand metric tons)	890	1,234	2,555	3,537

Net Sales	$479	$631	$1,484	$1,911

Gross Profit	$50	$45	$121	$242

Selling, general and administrative expense	$(25)	$(26)	$(70)	$(78)

Foreign exchange gains (losses)	$—	$—	$(1)	$2

Other income (expense) - net	$(2)	$1	$(5)	$2

Segment EBIT	$23	$19	$46	$166
Mark-to-market timing differences	10	(2)	9	11
Certain (gains) & charges	—	—	—	—
Adjusted Segment EBIT	$33	$17	$55	$177

Certain (gains) & charges, Net income (loss) attributable to Bunge	$—	$—	$—	$—
Certain (gains) & charges, Earnings per share	$—	$—	$—	$—

Milling Summary

Higher results in the quarter were primarily driven by our South American operations reflecting improved margins due to the combination of lower wheat costs and more favorable channel mix. Results in the U.S. were also higher.

Corporate and Other

	Three Months Ended		Nine Months Ended
(US$ in millions, except per share data)	Sep 30, 2023	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
Gross Profit	$(4)	$(23)	$(11)	$(15)

Selling, general and administrative expense	$(178)	$(90)	$(430)	$(263)

Foreign exchange gains (losses)	$6	$(11)	$5	$(19)

EBIT attributable to noncontrolling interests	$1	$—	$2	$(11)

Other income (expense) - net	$(7)	$40	$34	$71

Income (loss) from affiliates	$—	$—	$(17)	$(1)

Segment EBIT	$(182)	$(84)	$(417)	$(238)
Certain (gains) & charges	68	11	102	(18)
Adjusted Segment EBIT	$(114)	$(73)	$(315)	$(256)

Certain (gains) & charges, Net income (loss) attributable to Bunge	$67	$41	$109	$59
Certain (gains) & charges, Earnings per share	$0.44	$0.27	$0.72	$0.37

Corporate

	Three Months Ended		Nine Months Ended
(US$ in millions)	Sep 30, 2023	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
Corporate EBIT	$(155)	$(104)	$(381)	$(262)
Certain (gains) & charges	48	11	66	(18)
Adjusted Corporate EBIT	$(107)	$(93)	$(315)	$(280)
Other

	Three Months Ended		Nine Months Ended
(US$ in millions)	Sep 30, 2023	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
Other EBIT	$(27)	$20	$(36)	$24
Certain (gains) & charges	20	—	36	—
Adjusted Other EBIT	$(7)	$20	$—	$24

Corporate and Other Summary

The increase in Corporate expenses primarily reflected investments in growth initiatives as well as performance related compensation accruals. Lower Other results were primarily related to Bunge Ventures and our captive insurance program.

Non-core Segments
Sugar & Bioenergy

	Three Months Ended		Nine Months Ended
(US$ in millions, except per share data)	Sep 30, 2023	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
Net Sales	$56	$74	$192	$195

Gross Profit	$2	$2	$4	$6

Income (loss) from affiliates	$53	$20	$119	$56

Segment EBIT	$55	$24	$125	$63
Certain (gains) & charges	—	—	—	—
Adjusted Segment EBIT	$55	$24	$125	$63

Certain (gains) & charges, Net income (loss) attributable to Bunge	$—	$—	$—	$—
Certain (gains) & charges, Earnings per share	$—	$—	$—	$—
Sugar & Bioenergy Summary

Improved results were primarily driven by higher sugar prices, which more than offset lower ethanol prices.

Cash Flow

	Nine Months Ended
	Sep 30, 2023	Sep 30, 2022
Cash provided by (used for) operating activities	$1,860	$(5,031)
Proceeds from beneficial interest in securitized trade receivables (a)	85	5,176
Cash provided by (used for) operating activities, adjusted	$1,945	$145
Certain reconciling items to Adjusted funds from operations (4)	(10)	1,643
Adjusted funds from operations (4)	$1,935	$1,788
(a)On November 16, 2022, Bunge and certain of its subsidiaries amended its trade receivables securitization program from a deferred purchase price ("DPP") structure to a pledge structure. Prior to November 16, 2022, Bunge received a portion of its consideration in the form of beneficial interests in securitized trade receivables. Cash collections of the beneficial interests were classified as investing activities in the consolidated statements of cash flows. Subsequent to November 16, 2022, all consideration is received in cash and classified as an operating activity in the consolidated statements of cash flows, except for transition-related collections of repurchased receivables which are reported as investing activity in Proceeds from beneficial interest in securitized trade receivables in the consolidated statements of cash flows.

Cash provided by operations in the nine months ended September 30, 2023, was $1,860 million compared to cash used of $5,031 million in the same period last year. Adjusted for the proceeds from beneficial interest in securitized trade receivables, cash provided by operating activities was $1,945 million compared to $145 million in the prior year. The higher cash provided by operating activities, adjusted, was primarily driven by net changes in working capital and higher reported net income. Adjusted funds from operations (FFO) was $1,935 million compared to $1,788 million in the prior year.(4)

Income Taxes

For the nine months ended September 30, 2023, income tax expense was $495 million compared to $257 million in the prior year. The increase was primarily due to higher pre-tax income in 2023 as well as a change in geographic earnings mix.

➢	Outlook(5)
Taking into account year-to-date results and the current margin environment and forward curves, we now expect full-year 2023 adjusted EPS of at least $12.50 with potential upside depending on how market conditions evolve over the balance of the year.

In Agribusiness, full-year results are expected to be up from our prior outlook and in line with last year driven by higher results in Processing.

In Refined and Specialty Oils, full-year results are expected to be up from our prior outlook and last year's record performance.

In Milling, full-year results are expected to be in line with our prior outlook and significantly down from a strong prior year.

In Corporate and Other, results are expected to be down from our prior forecast and last year.

In Non-Core, full-year results in our sugar and bioenergy joint venture are expected to be up from our prior outlook and higher than last year.

Additionally, the Company expects the following for 2023: an adjusted annual effective tax rate in the range of 21% to 23%; net interest expense in the range of $340 to $360 million, which is down from our prior outlook of $350 to $370 million; capital expenditures in the range of $1.0 to $1.2 billion; and depreciation and amortization of approximately $425 million, which is up $10 million from our prior outlook.

➢	Conference Call and Webcast Details
Bunge Limited’s management will host a conference call at 8:00 a.m. Eastern (7:00 a.m. Central) on Thursday, October 26, 2023 to discuss the Company’s results.
Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.
To access the webcast, go to “Events & Presentations” under “News & Events” in the “Investor Center” section of the company’s website. Select “Q3 2023 Bunge Limited Conference Call” and follow the prompts. Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

To listen to the call, please dial 1-844-735-3666. If you are located outside the United States or Canada, dial 1-412-317-5706. Please dial in five to 10 minutes before the scheduled start time. The call will also be webcast live at www.bunge.com.

A replay of the call will be available later in the day on October 26, 2023, continuing through November 26, 2023. To listen to it, please dial 1-877-344-7529 in the United States, 1-855-669-9658 in Canada, or 1-412-317-0088 in other locations. When prompted, enter confirmation code 8946006.

➢	About Bunge
At Bunge (NYSE: BG), our purpose is to connect farmers to consumers to deliver essential food, feed and fuel to the world. With more than two centuries of experience, unmatched global scale and deeply rooted relationships, we work to strengthen global food security, increase sustainability where we operate, and help communities prosper. As the world’s leader in oilseed processing and a leading producer and supplier of specialty plant-based oils and fats, we value our partnerships with farmers to bring quality products from where they’re grown to where they’re consumed. At the same time, we collaborate with our customers to develop tailored and innovative solutions to meet evolving dietary needs and trends in every part of the world. Our Company is headquartered in St. Louis, Missouri, and we have almost 23,000 dedicated employees working across approximately 300 facilities located in more than 40 countries.

➢	Website Information
We routinely post important information for investors on our website, www.bunge.com, in the "Investors" section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, U.S. Securities and Exchange Commission ("SEC") filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

➢	Cautionary Statement Concerning Forward-Looking Statements
This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could cause actual results to differ from these forward-looking statements: the impact on our employees, operations, and facilities from the war in Ukraine and the resulting economic and other sanctions imposed on Russia, including the impact on Bunge resulting from the continuation and/or escalation of the war and sanctions against Russia; the effects of weather conditions and the impact of crop and animal disease on our business; the impact of global and regional economic, agricultural, financial and commodities market, political, social and health conditions; changes in government policies and laws affecting our business, including agricultural and trade policies, financial markets regulation and environmental, tax and biofuels regulation; the impact of seasonality; the impact of government policies and regulations; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, divestitures, joint ventures and strategic alliances, including without limitation Bunge's proposed business combination with Viterra Limited, and the Company's ability to consummate the proposed redomestication that would change the Company's place of incorporation and residence from Bermuda to Switzerland; the impact of industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products that we sell and use in our business, fluctuations in energy and freight costs and competitive developments in our industries; the effectiveness of our capital allocation plans, funding needs and financing sources; the effectiveness of our risk management strategies; operational risks, including industrial accidents, natural disasters, pandemics or epidemics and cybersecurity incidents; changes in foreign exchange policy or rates; the impact of our dependence on third parties; our ability to attract and retain executive management and key personnel; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.
You should refer to “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 24, 2023, “Risks Related to the Acquisition” and “Risks Related to the Redomestication” sections of the Company's definitive proxy statement filed with the SEC on August 7, 2023.

Investor Contact: Ruth Ann Wisener Bunge Limited 636-292-3014 ruthann.wisener@bunge.com	Media Contact: Bunge News Bureau Bunge Limited 636-292-3022 news@bunge.com

➢	Additional Financial Information
Certain gains and (charges), quarter-to-date
The following table provides a summary of certain gains and (charges) that may be of interest to investors, including a description of these items and their effect on Net income (loss) attributable to Bunge, Earnings per share diluted and Segment EBIT for the three month periods ended September 30, 2023 and 2022.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		Segment EBIT
Three Months Ended September 30,	2023	2022	2023	2022	2023	2022

Core Segments:	$9	$(76)	$0.06	$(0.50)	$10	$(76)
Agribusiness	$9	$(21)	$0.06	$(0.14)	$10	$(21)
Ukraine-Russia War	9	—	0.06	—	10	—
Impairment on sale of a business	—	(21)	—	(0.14)	—	(21)

Refined and Specialty Oils	$—	$(55)	$—	$(0.36)	$—	$(55)
Impairment on sale of a business	—	(55)	—	(0.36)	—	(55)

Milling	$—	$—	$—	$—	$—	$—

Corporate and Other:	$(67)	$(41)	$(0.44)	$(0.27)	$(68)	$(11)
Acquisition and integration costs	(47)	—	(0.31)	—	(48)	—
Impairment of equity method and other investments	(20)	—	(0.13)	—	(20)	—
Impairment on sale of a business	—	(11)	—	(0.07)	—	(11)
Tax on Mexico wheat milling disposition	—	(30)	$—	(0.20)	—	—

Non-core Segment:	$—	$—	$—	$—	$—	$—
Sugar & Bioenergy	$—	$—	$—	$—	$—	$—

Total	$(58)	$(117)	$(0.38)	$(0.77)	$(58)	$(87)
See Definition and Reconciliation of Non-GAAP Measures.

Core Segments
Agribusiness
EBIT for the three months ended September 30, 2023 included a mark-to-market gain of $10 million, in Cost of goods sold, related to inventory recovered from our Mykolaiv and other facilities in Ukraine. The circumstances allowing for recovery of these inventories did not exist and were unforeseeable when the inventory reserves were initially recorded in 2022 in conjunction with the Ukraine-Russia war.
EBIT for the three months ended September 30, 2022 included $21 million of impairment charges on the classification of our Russian oilseed and processing business as held-for-sale, recorded in Cost of goods sold.

Refined and Specialty Oils
EBIT for the three months ended September 30, 2022 included $55 million of impairment charges and employee severance expenses on the classification of our Russian oilseed and processing business as held-for-sale, recorded in Cost of goods sold.

Corporate and Other
Net income for the three months ended September 30, 2023 included $47 million of acquisition and integration costs (net of $2 million in tax benefits) related to the announced business combination agreement with Viterra. Specifically, the Company recorded $1 million of pre-tax charges within Interest expense for financing related fees, and $48 million of pre-tax charges within SG&A for other acquisition and integration related costs.
EBIT for the three months ended September 30, 2023 included a $20 million impairment charge, in Other Income (expense) - net, related to the full impairment of a long-term investment held in Other non-current assets.
EBIT for the three months ended September 30, 2022 included $11 million of impairment charges on the classification of our Russian oilseed and processing business as held-for-sale, recorded in Cost of goods sold.
Net income for the three months ended September 30, 2022 included $30 million tax expense on sale of our Mexico Wheat Milling business.

Certain gains and (charges), year-to-date
The following table provides a summary of certain gains and (charges) that may be of interest to investors, including a description of these items and their effect on Net income (loss) attributable to Bunge, Earnings per share diluted and Segment EBIT for the nine month periods ended September 30, 2023 and 2022.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		Segment EBIT
Nine months ended September 30,	2023	2022	2023	2022	2023	2022

Core Segments:	$25	$(144)	$0.17	$(0.95)	$29	$(156)
Agribusiness	$25	$(89)	$0.17	$(0.59)	$29	$(101)
Ukraine-Russia War	25	(68)	0.17	(0.45)	29	(80)
Impairment on sale of a business	—	(21)	—	(0.14)	—	(21)

Refined and Specialty Oils	$—	$(55)	$—	$(0.36)	$—	$(55)
Impairment on sale of a business	—	(55)	—	(0.36)	—	(55)

Milling	$—	$—	$—	$—	$—	$—

Corporate and Other:	$(109)	$(59)	$(0.72)	$(0.37)	$(102)	$18
Acquisition and integration costs	(73)	—	(0.48)	—	(66)	—
Impairment of equity method and other investments	(36)	—	(0.24)	—	(36)	—
Pension settlement	—	21	—	0.14	—	29
Bond early redemption	—	(39)	—	(0.25)	—	—
Impairment on sale of a business	—	(11)	—	(0.07)	—	(11)
Tax on Mexico wheat milling disposition	—	(30)	—	(0.19)	—	—

Non-core Segment:	$—	$—	$—	$—	$—	$—
Sugar & Bioenergy	$—	$—	$—	$—	$—	$—

Total	$(84)	$(203)	$(0.55)	$(1.32)	$(73)	$(138)
Core Segments
Agribusiness
EBIT for the nine months ended September 30, 2023 included a mark-to-market gain of $29 million, in Cost of goods sold, related to inventory recovered from our Mykolaiv and other facilities in Ukraine. The circumstances allowing for recovery of these inventories did not exist and were unforeseeable when the inventory reserves were initially recorded in 2022 in conjunction with the Ukraine-Russia war.
EBIT for the nine months ended September 30, 2022 included $80 million of charges, recorded in Cost of goods sold, resulting from the Ukraine-Russia war, primarily related to losses associated with inventories physically located in occupied territories in Ukraine, or in difficult to access locations with high costs of recovery.

EBIT for the nine months ended September 30, 2022 included $21 million of impairment charges on the classification of our Russian oilseed and processing business as held-for-sale, recorded in Cost of goods sold.

Refined and Specialty Oils
EBIT for the nine months ended September 30, 2022 included $55 million of impairment charges and employee severance expenses on the classification of our Russian oilseed and processing business as held-for-sale, recorded in Cost of goods sold.

Corporate and Other
Net income for the nine months ended September 30, 2023 included $73 million of acquisition and integration costs (net of $5 million in tax benefits) related to the announced business combination agreement with Viterra. Specifically, the Company recorded $12 million of pre-tax charges within Interest expense for financing related fees, and $66 million of pre-tax charges within SG&A for other acquisition and integration related costs.
EBIT for the nine months ended September 30, 2023 included a $20 million impairment charge, in Other Income (expense) - net, related to the full impairment of a long-term investment held in Other non-current assets.
EBIT for the nine months ended September 30, 2023 included a $16 million impairment charge, in Income (loss) from affiliates, related to a minority investment in Australian Plant Proteins, a start-up manufacturer of novel protein ingredients.
EBIT for the nine months ended September 30, 2022 included a $29 million gain, at Bunge's then 70% share, related to the settlement of one of the Company’s international defined benefit pension plans, recorded in Other income (expense) - net.
Net income for the nine months ended September 30, 2022 also included $39 million of expense (net of $8 million in tax benefits) related to the early redemption of the Company's 4.350% unsecured senior notes due March 15, 2024. In connection with the early redemption, the Company recorded a $47 million pre-tax charge within Interest expense, comprising a $31 million "make-whole" payment and a $16 million loss on the termination and de-designation of related interest rate hedges.
EBIT for the nine months ended September 30, 2022 included $11 million of impairment charges on the classification of our Russian oilseed and processing business as held-for-sale, recorded in Cost of goods sold.
Net income for the nine months ended September 30, 2022 included $30 million tax expense on sale of the Mexico Wheat Milling business.

➢	Consolidated Earnings Data (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(US$ in millions, except per share data)	2023	2022	2023	2022
Net sales	$14,227	$16,759	$44,604	$50,572
Cost of goods sold	(13,182)	(15,871)	(41,013)	(47,708)
Gross profit	1,045	888	3,591	2,864
Selling, general and administrative expenses	(447)	(337)	(1,220)	(979)
Foreign exchange (losses) gains	(47)	(52)	(64)	(150)
Other income (expense) – net	8	40	35	(13)
Income (loss) from affiliates	39	30	83	95
EBIT attributable to noncontrolling interest (a) (1)	(14)	(1)	(43)	(33)
Total Segment EBIT	584	568	2,382	1,784
Interest income	38	30	121	50
Interest expense	(133)	(103)	(374)	(306)
Income tax (expense) benefit	(114)	(113)	(495)	(257)
Noncontrolling interest share of interest and tax (a) (1)	(2)	(2)	(7)	3
Net income (loss) attributable to Bunge (1)	$373	$380	$1,627	$1,274

Net income (loss) attributable to Bunge common shareholders - diluted	$2.47	$2.49	$10.71	$8.30
Weighted–average common shares outstanding - diluted	151	152	152	154

(a) The line items "EBIT attributable to noncontrolling interest" and "Noncontrolling interest share of interest and tax" when combined, represent consolidated Net (income) loss attributable to noncontrolling interests on a U.S. GAAP basis of presentation.

➢	Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
(US$ in millions)	2023	2022
Assets
Cash and cash equivalents	$2,173	$1,104
Trade accounts receivable, net	2,509	2,829
Inventories (a)	7,548	8,408
Assets held for sale	1	36
Other current assets	4,393	4,381
Total current assets	16,624	16,758
Property, plant and equipment, net	4,283	3,617
Operating lease assets	864	1,024
Goodwill and other intangible assets, net	889	830
Investments in affiliates	1,201	1,012
Other non-current assets	1,272	1,339
Total assets	$25,133	$24,580

Liabilities and Equity
Short-term debt	$914	$546
Current portion of long-term debt	301	846
Trade accounts payable	3,975	4,386
Current operating lease obligations	317	425
Liabilities held for sale	—	18
Other current liabilities	2,738	3,379
Total current liabilities	8,245	9,600
Long-term debt	3,967	3,259
Non-current operating lease obligations	495	547
Other non-current liabilities	1,280	1,214
Total liabilities	13,987	14,620
Redeemable noncontrolling interest	3	4
Total equity	11,143	9,956
Total liabilities, redeemable noncontrolling interest and equity	$25,133	$24,580
(a) Includes readily marketable inventories of $6,172 million and $6,654 million at September 30, 2023 and December 31, 2022, respectively. Assets held for sale includes RMI of zero and $26 million at September 30, 2023 and December 31, 2022, respectively. Of the total RMI, $4,794 million and $4,789 million can be attributable to merchandising activities at September 30, 2023 and December 31, 2022, respectively.

➢	Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(US$ in millions)	2023	2022
Operating Activities
Net income (loss) (1)	$1,677	$1,304
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Impairment charges	56	86
Foreign exchange (gain) loss on net debt	(151)	(96)
Depreciation, depletion and amortization	317	305
Deferred income tax expense (benefit)	115	(92)
Results from affiliates	(100)	(95)
Other, net	116	150
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	306	(359)
Inventories	933	(229)
Secured advances to suppliers	(228)	26
Trade accounts payable and accrued liabilities	(690)	259
Advances on sales	(227)	(81)
Net unrealized (gain) loss on derivative contracts	(247)	(456)
Margin deposits	(111)	(55)
Recoverable and income taxes, net	(19)	(201)
Marketable securities	(17)	341
Beneficial interest in securitized trade receivables (a)	—	(5,288)
Other, net	130	(550)
Cash provided by (used for) operating activities	1,860	(5,031)
Investing Activities
Payments made for capital expenditures	(805)	(353)
Proceeds from investments	21	217
Payments for investments	(26)	(225)
Settlement of net investment hedges	(57)	(153)
Proceeds from beneficial interest in securitized trade receivables (a)	85	5,176
Proceeds from sales of businesses and property, plant and equipment	165	496
Payments for investments in affiliates	(136)	(55)
Other, net	107	10
Cash provided by (used for) investing activities	(646)	5,113
Financing Activities
Net borrowings (repayments) of short-term debt	416	834
Net proceeds (repayments) of long-term debt	96	(981)
Proceeds from the exercise of options for common shares	7	30
Repurchases of common shares	(466)	(200)
Dividends paid to common and preference shareholders	(287)	(256)
Contributions from (Return of capital to) noncontrolling interest	40	—
Sale of noncontrolling interest	—	521
Acquisition of redeemable noncontrolling interest and noncontrolling interest	—	(102)
Other, net	(19)	52
Cash provided by (used for) financing activities	(213)	(102)
Effect of exchange rate changes on cash and cash equivalents, restricted cash, and cash held for sale	40	112
Net increase (decrease) in cash and cash equivalents, restricted cash, and cash held for sale	1,041	92
Cash and cash equivalents, restricted cash, and cash held for sale - beginning of period	1,152	905
Cash and cash equivalents, restricted cash, and cash held for sale - end of period	$2,193	$997
(a) See Quarter Results, Cash Flow Section for details regarding changes to the trade receivables securitization program.

➢	Definition and Reconciliation of Non-GAAP Measures
This earnings release contains certain "non-GAAP financial measures" as defined in Regulation G of the Securities Exchange Act of 1934. Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below. These measures may not be comparable to similarly titled measures used by other companies.
Total Segment EBIT and Adjusted Total Segment EBIT
Bunge uses segment earnings before interest and tax (“Segment EBIT”) to evaluate the operating performance of its individual segments. Segment EBIT excludes EBIT attributable to noncontrolling interests. Bunge also uses Core Segment EBIT, Non-Core Segment EBIT, Corporate and Other EBIT and Total Segment EBIT to evaluate the operating performance of Bunge’s Core reportable segments, Non-Core reportable segments and Total reportable segments together with Corporate and Other. Core Segment EBIT is the aggregate of the earnings before interest and taxes of each of Bunge’s Agribusiness, Refined and Specialty Oils, and Milling segments. Non-Core Segment EBIT is the earnings before interest and taxes of Bunge’s Sugar & Bioenergy segment. Total Segment EBIT is the aggregate of the earnings before interest and taxes of Bunge’s Core and Non-Core reportable segments, together with its Corporate and Other activities.
Adjusted Core Segment EBIT, Adjusted Non-Core Segment EBIT, Adjusted Corporate and Other EBIT and Adjusted Total Segment EBIT, are calculated by excluding temporary mark-to-market timing differences, as defined in note 3 below, and certain gains and (charges), as described in "Additional Financial Information" above, from Core Segment EBIT, Non-Core Segment EBIT, Corporate and Other EBIT, and Total Segment EBIT, respectively.
Core Segment EBIT, Non-Core Segment EBIT, Corporate and Other EBIT, Total Segment EBIT, Adjusted Core Segment EBIT, Adjusted Non-core Segment EBIT, Adjusted Corporate and Other EBIT and Adjusted Total Segment EBIT are non-GAAP financial measures and are not intended to replace Net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. Bunge's management believes these non-GAAP measures are a useful measure of its reportable segments' operating profitability, since the measures allow for an evaluation of segment performance without regard to their financing methods or capital structure. For this reason, operating performance measures such as these non-GAAP measures are widely used by analysts and investors in Bunge's industries. These non-GAAP measures are not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to Net income (loss) or any other measure of consolidated operating results under U.S. GAAP.
Net Income (loss) attributable to Bunge to Adjusted Net Income (loss) attributable to Bunge
Adjusted Net Income (loss) excludes temporary mark-to-market timing differences, as defined in note 3 below, and certain gains and (charges), as described in "Additional Financial Information" above, and is a non-GAAP financial measure. This measure is not a measure of Net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. It should not be considered as an alternative to Net Income (loss) attributable to Bunge, Net Income (loss), or any other measure of consolidated operating results under U.S. GAAP.  Adjusted Net income (loss) is a useful measure of the Company's profitability.
We also have presented projected Adjusted Net income per common share for 2023. This information is provided only on a non-GAAP basis without reconciliation to projected Net Income per common share for 2023, the mostly directly comparable U.S. GAAP measure. The most directly comparable GAAP measure has not been provided due to the inability to quantify certain amounts necessary for such reconciliation, including but not limited to potentially significant future market price movements over the remainder of the year.

Below is a reconciliation of Net income attributable to Bunge, to Total Segment EBIT, and Adjusted Total Segment EBIT:

	Three Months Ended September 30,		Nine Months Ended September 30,
(US$ in millions)	2023	2022	2023	2022
Net income (loss) attributable to Bunge	$373	$380	$1,627	$1,274
Interest income	(38)	(30)	(121)	(50)
Interest expense	133	103	374	306
Income tax expense (benefit)	114	113	495	257
Noncontrolling interest share of interest and tax	2	2	7	(3)
Total Segment EBIT	$584	$568	$2,382	$1,784

Agribusiness EBIT	$461	$481	$1,951	$1,274
Refined and Specialty Oils EBIT	227	128	677	$519
Milling EBIT	23	19	46	$166
Core Segment EBIT	$711	$628	$2,674	$1,959

Corporate and Other EBIT	$(182)	$(84)	$(417)	$(238)

Sugar & Bioenergy EBIT	$55	$24	$125	$63
Non-Core Segment EBIT	$55	$24	$125	$63

Total Segment EBIT	$584	$568	$2,382	$1,784
Mark-to-market timing difference	34	36	(261)	193
Certain (gains) & charges	58	87	73	138
Adjusted Total Segment EBIT	$676	$691	$2,194	$2,115

Below is a reconciliation of Net income (loss) attributable to Bunge, to Adjusted Net income (loss) attributable to Bunge:

	Three Months Ended September 30,		Nine Months Ended September 30,
(US$ in millions, except per share data)	2023	2022	2023	2022
Net income (loss) attributable to Bunge	$373	$380	$1,627	$1,274
Mark-to-market timing difference	21	29	(196)	160
Certain (gains) and charges:
Acquisition and integration costs	47	—	73	—
Impairment of equity method and other investments	20	—	36	—
Ukraine-Russia war	(9)	—	(25)	68
Bond early redemption	—	—	—	39
Impairment on sale of a business	—	87	—	87
Pension settlement	—	—	—	(21)
Tax on Mexico wheat milling disposition	—	30	—	30
Adjusted Net income (loss) attributable to Bunge	$452	$526	$1,515	$1,637
Weighted-average common shares outstanding - diluted, adjusted (a)	151	152	152	154
Adjusted Net income (loss) per common share - diluted	$2.99	$3.45	$9.97	$10.66
(a) There were less than 1 million anti-dilutive outstanding stock options or contingently issuable restricted stock units excluded in the weighted-average number of common shares outstanding for each of the three and nine month periods ended September 30, 2023 and 2022.

Adjusted Funds From Operations and Cash provided by (used for) operating activities, adjusted

Adjusted FFO is calculated by excluding from Cash provided by (used for) operating activities, foreign exchange gain (loss) on net debt, payments for beneficial interests in securitized trade receivables, working capital changes, net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests, and mark-to-market timing differences after tax. Adjusted FFO is a non-GAAP financial measure and is not intended to replace Cash provided by (used for) operating activities, the most directly comparable U.S. GAAP financial measure. Bunge management believes presentation of this measure allows investors to view its cash generating performance using the same measure that management uses in evaluating financial and business performance and trends without regard to foreign exchange gains and losses, working capital changes and mark-to-market timing differences. This non-GAAP measure is not a measure of consolidated cash flow under U.S. GAAP and should not be considered as an alternative to Cash provided by (used for) operating activities, Net increase (decrease) in cash and cash equivalents, restricted cash, and cash held for sale, or any other measure of consolidated cash flow under U.S. GAAP.

Cash provided by (used for) operating activities, adjusted is calculated by including the Proceeds from beneficial interests in securitized trade receivables with Cash provided by (used for) operating activities. Cash provided by (used for) operating activities, adjusted is a non-GAAP financial measure and is not intended to replace Cash provided by (used for) operating activities, the most directly comparable U.S. GAAP financial measure. Our management believes presentation of this measure allows investors to view our cash generating performance using the same measure that management uses in evaluating financial and business performance and trends.

➢	Notes
(1)    A reconciliation of Net income (loss) attributable to Bunge, to Net income (loss) is as follows:

	Three months ended September 30,		Nine months ended September 30,
(US$ in millions)	2023	2022	2023	2022
Net income (loss) attributable to Bunge	$373	$380	$1,627	$1,274
EBIT attributable to noncontrolling interest	14	1	43	33
Noncontrolling interest share of interest and tax	2	2	7	(3)
Net income (loss)	$389	$383	$1,677	$1,304

(2)    The Processing business included in our Agribusiness segment consists of: global oilseed processing activities, which principally include the origination and crushing of oilseeds (including soybeans, canola, rapeseed and sunflower seed) into protein meals and vegetable oils; the distribution of oilseeds, oilseed products and fertilizer products through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); fertilizer production; and biodiesel production, which is partially conducted through joint ventures.
The Merchandising business included in our Agribusiness segment primarily consists of: global grain origination activities, which principally include the purchasing, cleaning, drying, storing and handling of corn, wheat and barley at our network of grain elevators; global trading and distribution of grains and oils; logistical services for the distribution of these commodities to our customer markets through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); and financial services activities for customers from whom we purchase commodities, and other third parties.
(3)    Mark-to-market timing difference comprises the estimated net temporary impact resulting from unrealized period-end gains/losses associated with the fair valuation of certain forward contracts, readily marketable inventories (RMI), and related futures contracts associated with our committed future operating capacity. The impact of these mark-to-market timing differences, which is expected to reverse over time due to the forward contracts, RMI, and related futures contracts being part of an economically-hedged position, is not representative of the operating performance of our business.
(4)    A reconciliation of Cash provided by (used for) operating activities to Adjusted funds from operations (FFO) is as follows:

	Nine months ended September 30,
(US$ in millions)	2023	2022
Cash provided by (used for) operating activities	$1,860	$(5,031)
Foreign exchange gain (loss) on net debt	151	96
Beneficial interest in securitized trade receivables	—	5,288
Working capital changes	170	1,305
Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests	(50)	(30)
Mark-to-Market timing difference, after tax	(196)	160
Adjusted FFO	$1,935	$1,788

(5)    We have not presented a comparable U.S. GAAP financial measure for any full-year 2023 outlook financial measures presented on an adjusted, non-GAAP basis because the information necessary for such presentation is unavailable at this time. The information necessary to prepare the comparable U.S. GAAP presentation could result in significant differences from the non-GAAP financial measures presented in this release. Please see “Definition and Reconciliation of Non-GAAP Measures” for more information.